EXHIBIT 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Micron Technology, Inc. Amended and Restated 2007 Equity Incentive Plan of our report dated August 29, 2013, with respect to the consolidated financial statements of Elpida Memory, Inc. included in the Current Reports on Form 8-K of Micron Technology, Inc. dated February 3, 2014 and Form 8-K/A of Micron Technology, Inc. dated July 31, 2013 (filed on October 2 and 16, 2013).

/s/ Ernst & Young ShinNihon LLC
Tokyo, Japan
May 27, 2014